IONICS, INCORPORATED
__________________________________________________________________________
                               19,366 Shares
                               Common Stock
__________________________________________________________________________
    This Prospectus relates to the offer and sale of up to an aggregate of 19,366 shares of Common Stock, $1.00 par value per share (the "Shares"), of Ionics, Incorporated ("Ionics" or the "Company"), by a selling shareholder (the "Selling Shareholder"). The Selling Shareholder may sell the Shares at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "PLAN OF DISTRIBUTION." The Selling Shareholder and certain persons who purchase shares from it, including broker-dealers acting as principals who may resell the Shares, may be deemed "underwriters," as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"). See "PLAN OF DISTRIBUTION" and "SELLING SHAREHOLDER."

    None of the proceeds from the resale of the Shares will be received by the Company. The Company is responsible for the expenses incurred in connection with the registration of the Shares and will pay or assume brokerage commissions or other similar charges incurred in the sale of the Shares. The Company has agreed to indemnify the Selling Shareholder against certain liabilities, including liabilities under the Securities Act.

    The Company's Common Stock is traded on the New York Stock Exchange under the symbol "ION." The last reported sale price for the Common Stock on March 7, 1997 was $46.75, as reported by the New York Stock Exchange.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    No person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

               The date of this Prospectus is March 10, 1997.





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                          AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at 450 5th Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 75 Park Place, 14th Floor, New York, New York 10007 and 219 South Dearborn Street, Room 1204, Chicago, Illinois 60604. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 5th Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is listed for trading on the New York Stock Exchange and such material may also be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York.

    The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                  INFORMATION INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference as of their respective dates (File No. 1-7211):

    1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

    2. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 1996;




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    3. The section entitled "Description of Securities to be Registered"
       contained in the Company's Registration Statement on Form 8-A filed with the Commission on September 27, 1990.

    All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement.
Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents described above (other than exhibits to such documents). Requests for such copies should be directed to Stephen Korn, Clerk, Ionics, Incorporated, 65 Grove Street, Watertown,
Massachusetts  02172 (telephone: 617-926-2500).

                                THE COMPANY

    Ionics is a separations technology company involved worldwide in the manufacture and sale of membranes and related equipment for the purification, concentration, treatment and analysis of water and wastewater, in the supply of purified water, food and chemical products, and in the sale of bottled water and home water purifiers. The Company's business activities are divided into three segments: membranes and related equipment; water, food and chemical supply; and consumer products.

    Ionics was incorporated in Massachusetts in 1948. The Company's principal executive offices are located at 65 Grove Street, Watertown, Massachusetts 02172 and its telephone number is (617) 926-2500.

                              USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholder.










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
                           SELLING SHAREHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Shares as of March 10, 1997 and the number of Shares which may be offered for the account of the Selling Shareholder from time to time:
                                                    Shares To     Shares
                          Shares Beneficially        be Sold    Beneficially
                                 Owned               in the     Owned After
Selling Shareholder       Prior to the Offering(1)  Offering(1) the Offering
Personnel Hygiene                19,366               19,366          0
 Services Limited
Western Industrial Estate
Caerphilly CF83 1XH
Wales
United Kingdom

(1) Based on the average of the closing prices of the Common Stock on the New York Stock Exchange over the ten trading days prior to the date of the purchase agreement for the business transaction in which the Selling Stockholder acquired the Shares. See "PLAN OF DISTRIBUTION."


    The Selling Shareholder acquired the Shares in a transaction consummated on March 10, 1997 in which the Company through its English subsidiary purchased substantially all the assets and the business of Selling Shareholder's bottled water division. Prior to the acquisition, Selling Shareholder through a small division was engaged in bottled water distribution services in the United Kingdom. Selling Stockholder continues to engage in its core business, the provision of commercial washroom supplies.

                           PLAN OF DISTRIBUTION

    The Shares offered hereby may be sold from time to time by the Selling Shareholder acting as principal for its own account. The Company is responsible for all expenses incurred in connection with the registration of the Shares, and will pay brokerage commissions or other charges and expenses incurred in the sale of the Shares. In addition, the Company has agreed to indemnify the Selling Shareholder against certain liabilities, including liabilities under the Securities Act.

    The distribution of the Shares by the Selling Shareholder is not currently subject to any underwriting agreement. The Company has agreed that in the event the total proceeds from the sale of the Shares received by the Selling Shareholder is less than a specified amount based upon the stated value of the transaction in which the Selling Shareholder acquired the Shares, the Company will make a cash payment to the Selling Shareholder equal to such difference.

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    The Shares covered by this Prospectus may be sold by the Selling
Shareholder or by pledgees, donees, transferees or other successors in interest from time to time, and it is the intention of the Selling Shareholder to complete such sales within one week of the date of this Prospectus. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Such sales may be effected in the over-the-counter market, on the New York Stock Exchange or on any other exchange on which the Shares may then be listed. The Shares may be sold by one or more of the following: (a) one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the Shares held by the Selling Shareholder as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. The Selling Shareholder will effect such transactions by selling Shares through broker-dealers, and such broker-dealers will receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees which will be paid by the Company. Such brokers or dealers and the Selling Shareholder may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales, and any commissions received by such broker-dealers may be deemed to be underwriting compensation.

    State Street Bank & Trust Company, c/o Boston Equiserve, 150 Royall Street, Canton, Massachusetts 02021, is the transfer agent for the Company's Common Stock.

                               LEGAL MATTERS

    Certain legal matters with respect to the issuance of the Shares are being passed upon for the Company by Stephen Korn, Vice President and General Counsel of the Company. Mr. Korn beneficially owns 81,555 shares of Common Stock, which number includes 80,000 shares subject to options, as to which Mr. Korn has the right to acquire beneficial ownership, and 332 shares (as of September 30, 1996) in the Company's Section 401(k) Plan for the account of Mr. Korn.

                                  EXPERTS

    The consolidated financial statements and schedules of Ionics, Incorporated and Subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.



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No dealer, salesperson or any other
person has been authorized to give any
information or to make any representations
not contained in this Prospectus and, if
given or made, such information or
representations must not be relied upon
as having been authorized by the Company.
This Prospectus does not constitute an                 19,366 Shares
offer to sell, or a solicitation of an
offer to sell, any securities other than
the registered securities to which it               IONICS, INCORPORATED
relates, or an offer to or solicitation
of any person in any jurisdiction where
such an offer or solicitation would be
unlawful.  Neither the delivery of this                Common Stock
Prospectus nor any sale made hereunder
shall, under any circumstances, create
an implication that the information
contained herein is correct as of any
time subsequent to the date hereof.

_______________________________________
                                                    _____________________
      TABLE OF CONTENTS
                             Page                        PROSPECTUS
                                                    _____________________
Available Information......... 2
Information Incorporated by
 Reference.................... 2
The Company................... 3
Use of Proceeds............... 3
Selling Shareholder..........  4
Plan of Distribution.......... 4
Legal Matters................. 5
Experts....................... 5                        March 10, 1997
















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